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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549





                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported): May 18, 2001 (May 16, 2001)


                          BioMarin Pharmaceutical Inc.
             (Exact name of registrant as specified in its charter)




      Delaware                   000-26727                68-0397820
(State or other jurisdiction   (Commission     (IRS Employer Identification No.)
 of incorporation)              File Number)

371 Bel Marin Keys Boulevard, Suite                           94949
             210                                            (Zip Code)
       Novato, California
(Address of principal executive
            offices)
                                 (415) 884-6700
                ------------------------------------------------
                 (Registrant's telephone number, including area
                                      code)











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Item 2.           Acquisition of Assets

Private Placement of Common Stock and Warrants for the Purchase of Common Stock

On May 16, 2001, we entered in to a Securities Purchase Agreement with a group of institutional investors, including, among others: OrbiMed Advisors, LLC; Franklin Resources Inc.; equity4life; MPM BioEquities Fund; and Orbitex
Management Inc., pursuant to which, we issued and sold these entities an aggregate of 4,763,712 shares of our common stock, at the negotiated price of $9.45 per share, and, also, issued warrants to purchase an aggregate of 714,554 shares of our common stock. The warrants have an exercise price of $13.10 per share, a premium of approximately 20% over the closing price of the common stock on the Nasdaq National Market on May 15, 2001, and terminate on the earlier of three years from the date of issuance or the closing of a merger or acquisition which results in a change of control of our company. On May 17, 2001, we entered into a separate Securities Purchase Agreement with Biotech Value Plus Ltd. pursuant to which we issued and sold Biotech Value Plus Ltd. 105,821 shares of our common stock and issued warrants to purchase 15,873 shares of our common stock on the same terms and conditions as the May 16, 2001 agreement.

MPM Capital L.P. is the investment manager of BB BioVentures L.P., MPM Asset Management 1998 Investors L.L.C. and MPM BioVentures Parallel Fund L.P., which currently hold 6.5% of our common stock in the aggregate, and MPM BioEquities Master Fund LP, one of the purchasers in the placement. As investment manager, MPM Capital L.P. is entitled to receive a performance fee of 20% of the profits from each fund. Ansbert Gadicke, one of our directors, is a general partner of MPM Capital L.P and, as such, is indirectly entitled to a significant portion of this performance fee. Erich Sager, one of our directors, is on the board of advisors of equity4life, one of the investors in the placement. Through his interest in the fund manager of equity4life, Mr. Sager is indirectly entitled to 3% of profits of equity4life.

All of the shares of common stock and warrants were issued and sold pursuant to an exemption from the registration requirements of the Securities Act of 1933 as provided by Rule 506 of Regulation D promulgated under the Securities Act. Each of the purchasers represented that it is an accredited investor, as defined by Rule 501 under the Securities Act and the certificates representing the shares and warrants were appropriately legended to reflect the restrictions on transfer imposed by the Securities Act. We are required to use our best efforts to register all of the shares of common stock issued pursuant to both these transactions and all of the shares of common stock which may be issued upon exercise of warrants with the Securities and Exchange Commission within sixty
(60) days of the closing of the placement.

In connection with these transactions UBS Warburg LLC served as placement agent and SCO Securities LLC provided us additional financial advisory services. In connection with its services, we issued to SCO Securities LLC a warrant to purchase 22,000 shares of our common stock at an exercise price of $9.45 per share.

After deduction of all expenses related to these transactions, we received net proceeds of approximately $42.7 million. We intend to use these proceeds to fund operating costs, capital expenditures and working capital needs, including costs associated with the regulatory approval, manufacturing and potential commercialization of AldurazymeTM, for our research and development activities, including clinical trials, related to our pipeline products, including rhASB and Vibriolysin and other general corporate purposes. Since we have not identified the amounts we plan to spend on each of these items or the timing of such expenditures, our management will have significant flexibility in applying such proceeds.

See the two Securities Purchase Agreements attached hereto as Exhibits 10.1 and 10.2.

Item 7.               Financial Statements and Exhibits

EXHIBIT NO.  DESCRIPTION OF DOCUMENT
----------- --------------------------------------------------------------------
10.1        Securities  Purchase Agreement between BioMarin  Pharmaceutical Inc.
            and the investors named therein, dated May 16, 2001
10.2 Securities Purchase Agreement between BioMarin Pharmaceutical Inc. and Biotech Value Plus Ltd., dated May 17, 2001
99.1        Press Release Dated May 17, 2001 related to May 16, 2001 transaction

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            BioMarin Pharmaceutical Inc.


                                            By: /s/ Fredric D. Price
                                                --------------------------------
                                                     Fredric D. Price
                                                     Chairman and Chief
                                                     Executive Officer



Date:  May 18, 2001

                                  Exhibit Index

EXHIBIT NO.  DESCRIPTION OF DOCUMENT
----------- --------------------------------------------------------------------
10.1        Securities  Purchase Agreement between BioMarin  Pharmaceutical Inc.
            and the investors named therein, dated May 16, 2001
10.2 Securities Purchase Agreement between BioMarin Pharmaceutical Inc. and Biotech Value Plus Ltd., dated May 17, 2001
99.1        Press Release Dated May 17, 2001 related to May 16, 2001 transaction